SHAREHOLDER SERVICES

Shareholder Name Address 1 Address 2 Address 3

IMPORTANT NOTICE

Re: Scout Funds

Dear Shareholder:

We have tried unsuccessfully to contact you about a very important matter regarding your investment in the Scout Funds. This pertains to a significant operating initiative for the Fund, which requires your response.

It is essential that we speak to you regarding this matter.  The call will only take a few moments of your time and there is no confidential information required.

Please call us toll-free at 1-866-828-9088 Extension 11898 between 9:00 a.m. and 10:00 p.m. Eastern time Monday through Friday.  At the time of the call please reference the number listed below.

Sincerely,
Andrew J. Iseman
President
Scout Funds

REFERENCE NUMBER:    123456789

SCOUT INVESTMENTS, INC. 928 Grand Blvd., Kansas City, MO 64106

IMPORTANT NOTICE DO NOT DISCARD PROXY CARD
October 2, 2017

Dear Valued Shareholder,

Thank you for being an investor in the Scout Core Bond Fund (the “Fund”). A special meeting of shareholders of your Fund is scheduled to be held on October 20, 2017.  Your Fund greatly needs your proxy vote as soon as possible in order to proceed with important business for the Fund.

Please help us by casting your important proxy vote today.

The details of the special meeting are described in the proxy statement that has been sent to all shareholders. That document can be found at www.proxyonline.com/docs/scoutfunds.pdf. If you have any proxy related questions, or would like to cast your proxy vote by phone, please call 1-866-828-9088 for assistance. Representatives are available between the hours of 9 a.m. and 10 p.m. Eastern Time.

Your vote is important no matter how many shares you own. Voting your shares soon will help us to avoid additional costly follow-up efforts. Please cast your vote using one of the methods below.

1.  Vote by Phone. Call one of our proxy specialists toll-free at 1-866-828-9088, Monday through Friday, from 9 a.m. to 10 p.m. Eastern
      Time. You will need the control number, which can be found on your proxy card(s) enclosed with this letter.

2.  Vote by Touch-tone Phone. You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card(s).

3.  Vote via the Internet. You may cast your vote using the Internet by logging onto the Internet address located on the enclosed proxy card(s) and following the instructions on the website.

4.  Vote by Mail. You may cast your vote by signing, dating and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided.

Thank you for your time and your support of the Scout Core Bond Fund. Please help us by taking a moment to cast a vote for your shares today.

Sincerely,

Andrew J. Iseman
President
Scout Funds

SCOUT INVESTMENTS, INC. 928 Grand Blvd., Kansas City, MO 64106

NOBO

IMPORTANT REORGANIZATION UPDATE

October 19, 2017

Dear Shareholder:

As I am sure you are aware by now, the Scout Funds (the "Funds") are going through a major transformation which includes new corporate ownership and the reorganization of each of the Funds into a new Trust (the "Transaction"). Both the new ownership and new fund structure provide many benefits including more robust business support services including  additional compliance, risk management  and technology, enhanced distribution capabilities, and a new singular focus on asset management. This transaction is anticipated to close on November 3, 2017.

In August, each of the Funds formally announced a Special Meeting of Shareholders to ask shareholders to vote on the reorganization of each Fund. The initial voting results have been impressive—more than 90% of all shares voted have been in favor of the reorganizations and quorum levels have reached as high as 52%. However due to high quorum and proposal vote requirements, we aren't quite there yet on two funds; Scout International Fund and Scout Mid Cap Fund.

You are receiving this letter since the Fund's records indicate you have yet to vote your shares. I cannot stress enough the importance to do so. Whether voting FOR, AGAINST or ABSTAIN, please vote on this matter which will help reach the required quorum to hold the Meeting. If you are indifferent or not sure how to vote, a vote to ABSTAIN will register your shares for quorum.

On the enclosed proxy card you will find instructions on the voting process and the different ways to do so including voting online, over the phone or by mail. Since time is of the essence, we ask that you consider using the internet or touchtone voting process so that we can be assured to receive your vote prior to the closing. If you wish to speak to a representative to walk you through the voting process, you can call us toll- free at 1-866-828-9088 between 9:00 a.m. and 10:00 p.m. Eastern time Monday through Friday and Saturday from 11:00 a.m. to 6:00 p.m. Eastern.

Thank you for your consideration and I greatly appreciate your assistance.

Sincerely,

Andrew J. Iseman President Scout Funds

SCOUT INVESTMENTS, INC.
928 Grand Blvd., Kansas City, MO 64106

October 19, 2017

Shareholder Name Address 1 Address 2 Address 3

Dear Shareholder:

You are receiving this letter since you are a priority investor in one or more Scout Funds (the “Funds”) which are in the midst of a reorganization for which we need your support. This transaction has many benefits including a singular focus on asset management, more robust business support services including compliance, risk management and technology, and enhanced distribution capabilities. All said, this transaction will better position the Funds for the future. In order to complete this transaction, we need your support.

To date, we have heard from thousands of priority investors like yourself however it is imperative that we speak with you about the details of the transaction and the Board’s sentiments in this regard. Please contact us toll-free at 1-866-828-9088 between 9:00 a.m. and 10:00 p.m. Eastern Monday through Friday and Saturday from 11:00 a.m. to 6:00 p.m. Eastern. Please note, no personal information is needed and the call will only take a few moments of your time.

Thank you for your consideration and greatly appreciate your assistance.
Sincerely,

Andrew J. Iseman President Scout Funds

 Reference Number: 12345676

 SCOUT INVESTMENTS, INC.
928 Grand Blvd., Kansas City, MO 64106